Exhibit 4.238

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS,
INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 138956 dated December 15, 2015

For Rendering

Mobile Radio Communication Services in the Allocated Telecommunications Network

This license is granted to

Public Joint Stock Company

Mobile TeleSystems

Primary State Registration Number
of a Legal Entity (Individual Entrepreneur)
(OGRN, OGRNIP)

1027700149124

Taxpayer Identification
Number (INN)

7740000076

Location address (place of residence):

4 Marksistskaya Str., Moscow, 109147

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until December 15, 2020

This license is granted by decision of
the licensing body — Order dated December 25, 2015 No. 800-рчс

Appendix being an integral part of this license is executed on
2 sheets

Deputy Head	Signature O. A. Ivanov

Stamp

L.S.

CN 075799

Appendix to the license No. 138956**

License Requirements

1.                                               Public Joint Stock Company Mobile TeleSystems (licensee) shall observe the term of this license.

Abbreviated name:

MTS PJSC

OGRN [PRIMARY STATE REGISTRATION NUMBER] 1027700149124

INN (TIN) 7740000076

Location address:

4 Marksistskaya Str., Moscow, 109147

2.                                               The licensee shall commence provision of telecommunications services under this license on or before December 15, 2015.

3.                                               The licensee shall provide telecommunications services under this license only within the territory of the Khanty-Mansiysk Autonomous District — Yugra.

4.                                               Under this license the licensee shall provide a subscriber* with:

a)                                              access to the licensee’s telecommunications network;

b)                                              connections through the licensee’s mobile radio communication network for reception (transmission) of voice and non-voice information, while ensuring the continuity of telecommunications services, including in movement;

c)                                               for one or several groups of the licensee’s subscribers, the simultaneous connection in the mode of half-duplex radio communication via one communication channel, regardless of the number of subscribers in the group, and/or the simultaneous connection with the participation of a dispatcher.

5.                                               This license has been granted based on the results of consideration of the application for renewal of the license No. 132775 dated December 15, 2015, other than by a bidding process (auction, competitive tender). No license requirements are established with respect to fulfillment by the licensee of its obligations assumed as a result of participation in a bidding process (auction, competitive tender) for the relevant license.

6.                                               When providing services under this license, the licensee shall fulfill the conditions established in the allocation of radio-frequency bandwidths and assignment of a radio frequency or radio frequency channel.

7.                                               It is not allowed to connect the licensee’s telecommunications network intended for provision of telecommunications services under this license to the public telecommunications network of the Russian Federation, to telecommunications networks that have access to the public telecommunications network of the Russian Federation.

It is not allowed to connect the licensee’s telecommunications network intended for provision of telecommunications services under this license to the public telecommunications networks of foreign states.

8.                                               The licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority responsible for telecommunications upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

* In addition to the services provided for by this license, other services technologically closely related to mobile radio communication services in the allocated telecommunications network and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

** This license has been granted within renewal of the license No. 132775 dated December 15, 2015.

138956

Total numbered, bound and sealed

3 (three) sheet(s).

Head of the Department for radio frequency assignment registers and licenses in the field of telecommunications

I. Yu. Zavidnaya

Stamp

147711